UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2007

NEOGEN CORPORATION

(Exact name of registrant as specified in its charter)

MICHIGAN	0-17988	38-2367843
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

620 Lesher Place Lansing, Michigan	48912
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 517-372-9200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Effective June 1, 2006, Neogen Corporation adopted the provisions of FASB Statement No. 123 (R) (the “Statement”). The Statement supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. Under Opinion No. 25, no compensation expense was recognized for the cost of stock options granted pursuant to the Company’s employee and director stock option plan because the exercise price of the Company’s stock options was equal to the market price of the underlying stock on the date of grant. The Statement requires companies to recognize the cost of stock options based on the grant-date fair value determined under their employee stock option plan over the vesting period. The Company adopted the provisions of the Statement using the modified-retrospective transition method. Under this method, the Company restated all prior periods presented on a consistent basis. The net income (in thousands) and per share restatements for the five fiscal years prior to the current fiscal year are as follows:

	Quarter				Year
	8/31/2005	11/30/2005	2/28/2006	5/31/2006	5/31/2006
As Originally Reported	$2,140	$2,213	$1,632	$1,956	$7,941
As Restated	1,987	1,937	1,386	1,719	7,029

As Originally Reported	$0.25	$0.26	$0.19	$0.22	$0.92
As Restated	$0.24	$0.23	$0.16	$0.20	$0.83

	Quarter				Year
	8/31/2004	11/30/2004	2/28/2005	5/31/2005	5/31/2005
As Originally Reported	$1,584	$1,672	$1,214	$1,446	$5,916
As Restated	1,314	1,450	981	1,184	4,929

As Originally Reported	$0.19	$0.20	$0.14	$0.17	$0.70
As Restated	$0.15	$0.17	$0.12	$0.14	$0.59

	Year
	5/31/2004	5/31/2003	5/31/2002
As Originally Reported	$5,099	$4,787	$3,945
As Restated	4,202	3,868	3,347

As Originally Reported	$0.61	$0.60	$0.49
As Restated	$0.51	$0.50	$0.43

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGEN CORPORATION
(Registrant)
Date: January 5, 2007
/s/ Richard R. Current
Richard R. Current
Vice President & CFO